Exhibit 4.82

CONSULTANCY AGREEMENT

THIS AGREEMENT IS MADE BETWEEN:

1.	AMARIN NEUROSCIENCE LIMITED whose registered office is at Magdalen Centre North, Oxford Science Park, Oxford OX4 4GA, UK (“Amarin”); and

2.	DECISIONABILITY LLC of 1 East Neck Road, Stonington, CT 06378, USA (“Consultant”).

RECITALS:

(A)	Consultant is engaged in the business of offering consultancy services in relation to pharmaceutical product assessment and review, and has considerable skill, knowledge and experience in that field.

(B)
In reliance upon that skill, knowledge and experience Amarin wishes to engage the Consultant to provide services in relation to evaluation and due diligence matters and the Consultant agrees to accept the engagement on the following terms.

NOW, IT IS HEREBY AGREED AS FOLLOWS in consideration of the mutual covenants contained herein:

1.           THE SERVICES

1.1	Consultant shall at Amarin’s request perform the services described in Schedule 1 to this Agreement (the “Services”).

1.2
For the purposes of this Agreement and the provision of the Services, the Consultant shall procure and make available to the Company the services, skills and expertise of Steven Williams (the “Consultant’s Representative”).

1.3	The Consultant commenced provision of the Services on 1 January 2007.

1.4
Consultant shall perform the Services in good faith, with reasonable care and skill, in accordance with the terms of this Agreement and all applicable laws, regulations and guidelines, including without limitation ICH-GCP, and in accordance with the reasonable instructions of Amarin.

1.5	The Services shall be provided by the Consultant at such locations and at such times as the parties may agree from time to time.

1.6
In the event that the Consultant’s Representative becomes for any reason unable to perform the Services for a period in excess of 14 days, the Consultant will promptly notify Amarin of that fact, the reason for and the likely duration of such inability.

1.7
In the event that the Consultant and Amarin agree that the Consultant will require additional third party resources in order to provide the Services, the Consultant shall agree in advance in writing with Amarin:

1.7.1	the nature and identity of the third party resources that are required;

1.7.2	the fees payable to such third party resources.

Any such services shall be provided directly to Amarin by such third parties.

2.           FEES, EXPENSES AND PAYMENT

2.1	In consideration of the provision of the Services, Amarin shall pay to Consultant during the term of this Agreement a fee of $3,000 per day, (together with VAT thereon (if applicable)) (the “Fee”).

2.2	Consultant shall submit invoices at the end of each calendar month. Invoices shall be payable within 30 days of receipt of same by Amarin.

2.3
Amarin shall in addition reimburse the Consultant for reasonable out-of-pocket expenses incurred in the provision of the Services agreed to in advance by Amarin, provided that copy invoices or other evidence of such expenses can be produced upon request.  It is expressly understood by the parties that the role may involve domestic and international travel.  Any such travel shall be conducted by the Consultant in accordance with the Amarin Travel Policy (as may be amended from time to time).  Amarin will wherever reasonably practicable give the Consultant at least three weeks prior notice of any international travel requirements.

2.4	Consultant shall maintain adequate records in respect of the time spent engaged in the performance of the Services and shall produce such records in support of each invoice.

3.           CONFIDENTIALITY

3.1
During the term of this Agreement and for a period of 7 (seven) years thereafter, Consultant undertakes to maintain as confidential all information, data and materials, and intellectual property disclosed by Amarin or any Affiliate of Amarin to Consultant (the “Amarin Confidential Information”) on or prior to the date of last signature of this Agreement (the “Effective Date”).

“Affiliates” shall mean a corporation or entity controlling, controlled by, or under the common control with Amarin.  For the purposes of this Agreement, “control” shall mean the director indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

3.2
Amarin Confidential Information shall not, without Amarin’s prior written consent, be used by Consultant (or permitted by it to be used by any person) for any purpose other than the proper performance of the Services.

3.3
The Consultant shall not, without Amarin’s prior written consent, disclose the Amarin Confidential Information to any other person, save as may be strictly necessary in order to perform the Services, and provided that Consultant first ensures that such third party is under a duty of confidentiality to the Consultant to protect the confidentiality of the Amarin Confidential Information on no less onerous terms than as set out in this Clause 3.

3.4	The obligations of confidentiality set out in this Clause shall not apply to any Amarin Confidential Information which:

3.4.1	came lawfully into Consultant’s possession prior to the date of disclosure;

3.4.2	is or becomes public knowledge through no fault or omission of Consultant;

3.4.3
is required to be disclosed by law, in which case Consultant shall give Amarin as much advance notice of the proposed disclosure as is practical (including a copy of any written request or order), and shall cooperate with Amarin in any effort to limit or restrict such disclosure, via a protective order or otherwise;

3.4.4	is furnished or made known to Consultant by a third party otherwise than in breach of any obligation of confidentiality to Amarin;

3.4.5	is independently developed by the Consultant without access to the Amarin Confidential Information.

3.5
The Consultant agrees to maintain as strictly confidential the subject matter of this Agreement and the fact that the parties have entered into this Agreement, and agrees to make no public announcement or publish in any manner whatsoever any information referring to any transaction contemplated or completed as a result of a referral pursuant to this Agreement.

3.6	Amarin does not make any representation or warranty as to the accuracy or completeness of the Amarin Confidential Information.

3.7
Save for the right to use the Amarin Confidential Information for the sole purpose of performing its obligations under this Agreement, the Consultant agrees that the Amarin Confidential Information is and shall remain the sole property of Amarin and that nothing in this Agreement shall be understood as granting, expressly or by implication, any rights to the Consultant under any Amarin Confidential Information.

3.8	Upon termination or expiration of this Agreement, Consultant shall promptly return, or at Amarin’s request destroy, all Amarin Confidential Information.

4.           OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS

4.1
This Clause 4 applies to any Data and Intellectual Property conceived, discovered, developed, made, produced or created as a result of performing the Services hereunder by the Consultant, its servants or agents, including without limitation the Consultant’s Representative.

4.2	Subject to Clause 4.3, the Consultant agrees that:

4.2.1
all data, materials and reports (“Data”) conceived, discovered, developed, made, produced or created as a result of performing the Services hereunder and all rights therein shall be solely owned by Amarin (the “Amarin Data”); and

4.2.2
any patent right, invention, registered design, copyright, database right, design right, trade mark, service mark, application to register any of the aforementioned rights, trade secret or rights (including rights of confidentiality) in know-how (“Intellectual Property”) conceived, discovered, developed, made, produced or created as a result of performing the Services hereunder and all rights therein, shall be owned exclusively by Amarin (the “Amarin Intellectual Property”).

4.3
All Intellectual Property owned by the Consultant as at the Commencement Date (the “Consultant Intellectual Property”) shall continue to be owned by the Consultant, and any improvements to the Consultant Intellectual Property conceived, discovered, developed, made, produced or created as a result of performing the Services hereunder, and all rights therein, shall be owned by the Consultant.

4.4	The Consultant agrees to:

4.4.1	hold on trust for the benefit of Amarin any such Amarin Intellectual Property to the extent that the same may not be, and until the same is, vested absolutely in Amarin; and

4.4.2
assign to Amarin (or as Amarin shall direct) all right, title and interest in and to all Amarin Intellectual Property and further agrees to execute all such documents, make such applications, give such assistance and do such acts and things as may be necessary or desirable to vest in and register or obtain letters patent in the name of Amarin and otherwise to protect and maintain such Amarin Intellectual Property.

4.5
The Consultant irrevocably appoints Amarin to be his attorney or agent in its name and on its behalf to do all such acts and things and to sign all such deeds and documents as may be necessary in order to give Amarin the full benefit of the provisions of this Agreement and, in particular but without limitation of this clause, the Consultant agrees that, with respect to any third party, a certificate signed by any duly authorised officer of Amarin that any act or thing or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

4.6
The Consultant hereby assigns to Amarin by way of future assignment of copyright the copyright subsisting in the copyright works and in the documents generated by the Consultant during the course of, or otherwise related to, the provision of the Services.

4.7
The Consultant agrees to promptly disclose to Amarin any Amarin Data and Amarin Intellectual Property conceived, developed, produced, or created as a result of performing the Services hereunder and to provide copies of all documents relating to same to Amarin at its request at any time whether during or after expiry or the termination for any reason of this Agreement.

4.7	Reports and Record Retention

4.7.1	The Consultant will provide reports in writing (each a “Report”) on a regular basis.

4.7.2	If for any reason any Report is not to the satisfaction of Amarin acting reasonably, the Consultant shall reproduce such Report to the satisfaction of Amarin.

4.7.3
The Consultant shall not disclose or publish any Report prepared for Amarin, or use the Reports for any purpose other than to perform its obligations hereunder, without the prior written consent of Amarin.

4.7.4	In consideration of the Fee described in Clause 2, the Consultant hereby irrevocably assigns all copyright in the Reports to Amarin.

4.8
The Consultant shall maintain all books, records, data, reports, pictures and other documents (both in electronic and paper form) relating to the Services (the “Records”) for the maximum period required by law (the “Retention Period”).  The Parties agree that all Records shall constitute Amarin Confidential Information and the provisions of Clause 3 (Confidentiality) shall apply to all such Records.  Upon expiry of the Retention Period, the Consultant shall provide all original Records (both in electronic and paper form), and all copies thereof, to Amarin.

5.           TERM AND TERMINATION

5.1	This Agreement shall be effective from the date of last signature of this Agreement (the “Effective Date”) and shall remain in force until terminated in accordance with the terms of this Agreement.

5.2	Either party shall be entitled forthwith to terminate this Agreement by notice in writing to the other if:

5.2.1
that other party commits any material breach of any of the provisions of this Agreement and, in the case where the breach is capable of remedy, fails to remedy the same within fourteen (14) days of receipt of notice from the party seeking to terminate, specifying the breach and requiring it to be remedied; or

5.2.2
the other party makes an arrangement with its creditors or is adjudged insolvent, bankrupt or goes into liquidation (other than for the purposes of a bona fide reconstruction) or has a receiver appointed over most of the other party’s property or assets or any event analogous to the foregoing occurs in relation to the other party in any relevant jurisdiction outside England.

5.3	Each of the parties may on the giving of 30 days prior written notice terminate this Agreement.

6.           NATURE OF RELATIONSHIP

6.1
The parties agree that the Consultant is acting as an independent contractor to Amarin for all purposes, including without limitation for U.S. Federal (including social security and unemployment), state and local tax purposes, with regard to the performance of the Services hereunder and that there is no contract of employment or partnership between the parties.

6.2	The parties agree that the Consultant’s Representative is not, and will not become, an employee of the Company.

6.3
The Consultant shall not, and shall procure that its servants and agents including without limitation the Consultant’s Representative shall not, without Amarin’s express prior written authority, make representations to third parties about Amarin’s business or enter into binding obligations with third parties on Amarin’s behalf, nor will they hold themselves out as having authority to do so.

6.4	The Consultant shall be solely responsible for paying when due all Federal, state and local income tax, self-employment or other tax obligations arising in connection with its consultancy for Amarin.

6.5
Should Amarin be required to pay any such tax or payment, the Consultant shall indemnify Amarin against (and promptly reimburse it for) such tax or payments, including any interest and penalties with respect thereto. Should it be determined that any payment hereunder is subject to withholding of tax under applicable law, all payments to be made hereunder shall be net of applicable income, employment, social security or other taxes required to be withheld therefrom.

6.6
Unless otherwise agreed in writing by the parties, the Consultant’s servants and agents, including without limitation the Consultant’s Representative, shall not be entitled to any salary, pension, bonus, or other fringe benefits from Amarin.

6.7	The indemnity contained in this clause 6 shall remain in full force and effect notwithstanding termination of this Agreement by either party in any manner whatsoever.

7.	REPRESENTATIONS AND WARRANTIES

7.1	The Consultant warrants and represents to Amarin that:

7.1.1
the Consultant is not currently retained by a third party to provide services in relation to products which compete with Amarin’s products and undertakes to promptly inform Amarin in the event that it proposes to commence the provision of such services;

7.1.2	the performance of the Consultant’s obligations hereunder are not inconsistent with and/or will not breach any third party obligations whether express or implied;

7.1.3	the Consultant’s Representative is sufficiently competent and has appropriate professional skills and qualifications in order to perform the Services;

7.1.4
the Consultant will supply the Services in good faith, with reasonable care and skill, in accordance with the terms of this Agreement and all applicable laws regulations and guidelines, and in accordance with the reasonable instructions of Amarin; and

7.1.5
the Consultant has agreements in place with all servants and agents, including without limitation the Consultant’s Representative, that impose confidentiality obligations on such servants and agents, effectively vest in Consultant any rights such servants and agents might otherwise have in any Intellectual Property, permit Consultant to assign all such rights to Amarin, and otherwise enable Consultant to comply with the terms of this Agreement.

8.           INDEMNITY

8.1
Consultant shall indemnify and hold harmless Amarin and its Affiliates and their respective employees, agents, officers and directors from and against any all and any claims (whether successful or otherwise), loss, liability, damages and expenses, including reasonable attorneys’ fees and expenses and legal costs incurred or sustained by Amarin arising out of or in connection with any:

8.1.1	breach of any representation, covenant, warranty or obligation by the Consultant or the Consultant’s Representative hereunder; or

8.1.2
negligent or wilful act or omission or failure to comply with applicable laws and regulations on the part of the Consultant, the Consultant’s Representative or any of its other employees, agents, officers and directors in the performance of this Agreement.

9.           MISCELLANEOUS

9.1	No variation to the terms of this Agreement shall be effective unless in writing and signed on behalf of each party by an authorised person.

9.2	The Consultant may not assign, transfer or sub-contract all or any of his rights and obligations under this Agreement.

9.3	The Schedules to this Agreement form part of and shall be deemed to be incorporated into this Agreement.

9.4	This Agreement contains the whole agreement between the parties and supersedes all previous agreements and understandings between the parties with respect to the subject matter of this Agreement.

9.5	This Agreement and the obligations of the parties shall be governed by and construed in accordance with the laws of England and subject to the exclusive jurisdiction of the English courts.

9.6
No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

9.7
Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder to the extent such delay or failure results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non-availability of raw materials, but any such delay or failure shall be remedied by such party as soon as practicable.

9.8	If any provision in this Agreement is agreed by the parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

9.8.1
such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be deleted, with effect from the date of such agreement or such earlier date as the parties may agree; and

9.8.2	the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

9.9	The provisions of Clauses 3, 4, 6, 8, 9.5 and 9.9 shall survive the termination for any reason of this Agreement.

Signed by

_____________________________________
for and on behalf of

AMARIN NEUROSCIENCE LIMITED

_____________________________________
Date

_____________________________________
Signed by

_____________________________________
for and on behalf of
DECISIONABILITY LLC

_____________________________________
Date

SCHEDULE 1

THE SERVICES

The Consultant shall perform the following services on behalf of Amarin:

•	To provide detailed strategic portfolio assessment and review;

•	To provide strategic project input into Amarin’s combinatorial lipid programme.